Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.13.1

Execution Copy

FIRST AMENDMENT TO AGREEMENT FOR ENGINEERING,
PROCUREMENT AND CONSTRUCTION

FIRST AMENDMENT, dated as of August 28, 2006 (this “Amendment”) to AGREEMENT FOR ENGINEERING, PROCUREMENT AND CONSTRUCTION, dated as of April 28, 2006 (“Original Agreement”, and as amended or modified from time to time, “Agreement”), by and between Pioneer Trail Energy, LLC, a limited liability company organized and existing under the laws of the state of Delaware (“Client”) and TIC - The Industrial Company Wyoming, Inc., a corporation organized and existing under the laws of the state of Wyoming (“Contractor”).

WHEREAS, Client and Contractor have agreed to amend certain provisions of the Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

Section 2. Nebraska Advantage Act. For the purposes of obtaining certain tax advantages that may be available to Client under the Nebraska Advantage Act, Client wishes to make certain requests of Contractor with regard to the collection and payment of certain sales and use taxes arising under or in respect to the Agreement. Because Contractor does not have any objection to Client’s efforts to obtain sales and use tax exemptions and/or refunds (as the case may be), Contractor has agreed (in the manner described in this Section 2) to make reasonable efforts to assist Client with respect to such matters. The Parties continue to understand that the Contract Price excludes sales and use tax and to the same extent such were excluded under the Original Agreement and the Parties furthermore continue to understand and agree that Client shall remain unconditionally liable to Contractor for any sales and use tax that may be assessed to Contractor to the same extent that Client was so liable under the Original Agreement. Contractor shall have no liability whatsoever to Client with regard to Client’s success or failure in obtaining any tax credits or exemptions. With respect to certain state and local tax matters in connection with the Contractor’s Work, the following shall apply and the Original Agreement shall be deemed amended accordingly:

2.1	Contractor Status. Contractor agrees that it has or shall register and maintain its registration as a Nebraska Option 1 contractor under Nebraska sales and use tax regulation 1-017 and shall act in accordance with such regulation.

2.2
Tax Payment. All applicable Nebraska state and local sales and use taxes will be paid by Client as the owner or as directed by Client, by Contractor, the general (prime) contractor, or by the respective subcontractor(s) as required by law or as otherwise provided in the Agreement. When directed by Client, Contractor will contractually require all of its contractors and subcontractors involved with any portion of the Work to pay such taxes.

2.3
Appointment. Client shall be the purchaser of such tangible personal property provided or utilized by Contractor under the Agreement. Client also hereby appoints Contractor, and Client shall and hereby does individually appoint each of Contractor’s contractors and subcontractors performing any part of the Work under the Agreement, as an agent to purchase the tangible personal property (such as building materials) to be incorporated into the Contractor’s Work or into improvements to the real estate as part of Contractor’s Work, and authorizes Contractor to appoint each of its contractors and subcontractors providing such tangible personal property as Client’s purchasing agent. To further document the appointment, on the date hereof Contractor and Client shall enter into a purchasing agent appointment agreement substantially in the form attached as Exhibit A hereto, which the Parties intend to be in such form as is necessary for purposes of the Nebraska Advantage Act, Neb. Rev. Stat. §§ 77-5701 et. seq. (herein referred to as the “Act”). To further document the appointment with respect to Contractor’s contractors and subcontractors, Contractor agrees that it will enter into a purchasing agent appointment agreement, on behalf of Client, with each of  the project contractors and subcontractors that are providing tangible personal property, substantially in the form of Exhibit A.

2.4
Records. Contractor shall use reasonable efforts to keep sufficient written records to establish the payment to the State of Nebraska of all State of Nebraska state and local sales and use taxes paid by Contractor (including its contractors and subcontractors) and Client and all contractors and subcontractors on tangible personal property as part of Contractor’s Work pursuant to the Agreement. Client shall be responsible for taking the accounting information provided by Contractor with respect to payment of sales and use taxes and preparing, filing and prosecuting any Nebraska applications for refunds with the State of Nebraska in order to receive the Act benefits. In an effort to maximize the exemptions and refunds obtainable under the Act, Contractor will and will contractually require all of Contractor’s contractors and subcontractors to utilize a method of delivery by which delivery and actual transfer of physical possession to Contractor, its contractors and subcontractors, and their agents, of the tangible personal property to be incorporated in Contractor’s Work takes place in Nebraska and such property is shipped F.O.B. Nebraska (within the meaning of UCC § 2-319) without intermediate use outside of Nebraska, and, where requested by Client, will follow such other reasonable written suggestions of Client with respect to purchasing and/or taking delivery of such within the State of Nebraska to the extent feasible and practical so as to lawfully avoid or eliminate payment of non-Nebraska state and local sales and use tax on the same. Contractor will also cause a contractor’s certificate of tax paid to be executed and provided to Client certifying, as applicable, that the Contractor (or its contractors and subcontractors, as applicable) acted as a purchasing agent for the materials purchased for use at the project and certifying the percentage of materials on which Nebraska state and city sales and use taxes were paid by itself or the other contractors and subcontractors. As to all property purchased by Contractor for use under the Agreement, Contractor shall acquire such property as an exempt purchase and shall duly execute and provide to the seller of such property a Nebraska Resale or Exempt Sale Certificate (Form 13). As to all property purchased by Contractor which, as identified by Owner, qualifies as manufacturing machinery or equipment under Nebraska statute section 77-2701.47 (“MM&E”), based on the understanding such property is purchased by a person engaged in the business of manufacturing for use in manufacturing, Contractor shall, in connection with the sale of such property to Client, accept a blanket Nebraska Resale or Exempt Sale Certificate (Form 13) from Client and shall not collect from Client or pay any Nebraska sales or use tax with respect to such property. Contractor shall keep, and shall upon request provide to Client, such records (and, if requested, Invoices) that allocate the Contract Price between tax exempt MM&E, taxable annexed materials, other taxable amounts, other non-taxable amounts, pollution control facility equipment (as defined in Nebraska regulation 1-084) and Nebraska state and local sales and use taxes paid with respect to such categories.

2.5
Refunds. To the extent any sales and use tax refunds under the Act on account of Contractor’s Work are paid by the Nebraska Department of Revenue to Contractor or its contractors or subcontractors, Contractor shall (or shall cause its contractors or subcontractors as applicable) within ten (10) days of receipt pay such amount over to Client and such amount shall, for the purposes of this Section, be deemed a refund paid to and obtained by Client. Client shall be entitled to retain all sales and use tax refunds it receives on account of the Act.

2.6
Effect on Original Agreement. Contractor and Client agree that notwithstanding Client’s appointment of Contractor (and its contractors and subcontractors) as purchasing agents, nothing in Section 2 of this Amendment shall in any way modify the turnkey nature of Contractor’s obligations under the Original Agreement. Without limiting the foregoing:

(i)
Contractor acknowledges and agrees that Contractor’s obligation with respect to (i) achievement of the Guaranteed Completion Dates, (ii) payment of any Late Completion Payments, (iii) achievement of the Performance Guarantees, (iv) payment of any Performance Guarantee Payments, and (v) provision of warranty Work, shall, in each case, remain unaffected by Section 2.1 of this Amendment.

(ii)
Client acknowledges and agrees that Client’s payment and performance obligations under the Original Agreement shall be unaffected by Section 2.1 of this Amendment except as set forth in subpart (c) below (and except to the extent that Contractor’s invoicing practices have been modified by Section 2.1 of this Amendment). Client further agrees that, at the request of Contractor, Client shall execute such ancillary documents as may be necessary or convenient to permit Contractor (or its subcontractors) to enforce any contracts that Contractor (or its subcontractors) has entered into as purchasing agent hereunder.

(iii)
As a separated portion of Contractor’s monthly invoice, Contractor shall be entitled to bill for and recover all sales and use taxes paid by Contractor and its contractors and subcontractors pursuant to this Section 2 of this Amendment.

2.7
Financial Equilibrium. Each of Contractor and Client hereby acknowledges and agrees that, vis-à-vis each other, Section 2 of this Amendment is not intended to result in any change in the risk allocation or economic arrangement reflected in the Original Agreement as amended by Section 2 of this Amendment . To the extent that Section 2 of this Amendment has inadvertently changed such allocation or arrangement, Contractor and Client agree to enter into such future modification or amendment to the Agreement, or execute such ancillary document as may be necessary or convenient, to achieve such intention.

Section 3. Other Amendments.

3.1	Section 2.2(b)(ii) of the Agreement is amended by deleting the phrase “60 days after the date that is” in the first place that it occurs in such Section.

3.2
Section 7.3 of the Agreement is amended by replacing the phrase “$[*] per calendar day (the “Early Completion Payments”)” with the phrase “$[*] per calendar day (the “Early Completion Payments”); provided that in no event shall the bonus exceed $[*]”.

3.3	Section 11.2(a) of the Agreement is amended by replacing the phrase “within ten (10) business days” with the phrase “within five (5) business days”.

3.4	The Scope of Work is amended is follows:

(i)	Section 16.2.27 of the Scope of Work is deleted.

(ii)	Section 14.1 of the Scope of Work is amended by replacing “13.8” with “12.47”.

(iii)	Section 16.2.2.1 of the Scope of Work is amended by replacing the current electrical terminal point stating “13.8KV” with “12.47KV”.

Section 4. Miscellaneous

4.1	This Amendment may be executed in any number of counterparts, each of which shall be an original, but shall together constitute one and the same instrument.

4.2	Except as otherwise expressly provided in this Amendment, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

4.3	This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

[The remainder of this page is intentionally blank.]

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, each of the Parties have executed this Amendment to Agreement for Engineering, Procurement and Construction as of the date first written above.

Client:		Contractor:

Pioneer Trail Energy LLC		TIC – The Industrial Company Wyoming, Inc.

By:	/s/ Daniel J. Simon	By:	/s/ Donald S. Brust

Name:	Daniel J. Simon	Name:	Donald S. Brust

Title:	Executive Vice President	Title:	Vice President

Date:	August 28, 2006	Date:	August 28, 2006